AGREEMENT TO REIMBURSE OTHER EXPENSES OF
COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.
280 Park Avenue
New York, New York 10017

June 29, 2012

COHEN & STEERS CAPITAL MANAGEMENT, INC.
280 Park Avenue
New York, New York 10017

Dear Sirs:

Cohen & Steers Institutional Global Realty Shares, Inc. ("We", "Us" or the "Company") herewith confirms its agreement (the "Reimbursement Agreement") pursuant to which Cohen & Steers Capital Management, Inc. ("You") will reimburse certain expenses of the Company as follows:

1.	Reference is made to the Management Agreement ("Management Agreement")
between the Company and You. Pursuant to Section 5 of the Management Agreement, You are responsible for and have assumed the obligation for payment of all of the Company's other fees and expenses except for the following other expenses ("Other Expenses"):

(a)	fees of directors who are not affiliated persons of You;
(b)	fees and expenses of any legal counsel or other consultants retained by the directors who are not affiliated persons of You;
(c)	interest charges (including charges related to the Company's line of credit), taxes,
brokerage fees and commissions;
(d)	trade organization membership dues;
(e)	federal and state registration fees; and
(f)	upon the approval of the Board of Directors, extraordinary expenses.

2.	 You will waive the fee payable to you under Section 7 of the Management
Agreement or reimburse the Company so that its total annual operating expenses, exclusive of brokerage fees and commissions, taxes and, upon the approval of the Board of Directors, extraordinary expenses, do not exceed
1.00% the Fund's average daily net assets.

3.	 Other Expenses shall be based on estimated amounts for the current fiscal year of the Company.

4.	  For as long as You serve as the Company's Manager, this Reimbursement
Agreement shall remain in effect for as long as the Company is in existence.

5.	 This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.


If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

Very truly yours,

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.


By:	/s/ Francis C. Poli
Name: Francis C. Poli
Title:   Secretary

Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.


By:	/s/ Adam M. Derechin
Name: Adam M. Derechin
Title:   Chief Operating Officer